Sony Corporation S-8

Exhibit 5.1

November 16, 2020

Sony Corporation

7-1, Konan 1-chome

Minato-ku, Tokyo 108-0075

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to Sony Corporation, a corporation organized under the laws of Japan (“Sony”) in connection with the Registration Statement as defined below. Sony has requested our opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) which is (i) to be filed by it with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Act”); and which (ii) relates to an aggregate of 4,521,900 shares of its common stock (the “Shares”) consisting of (a) 4,514,600 shares of which are issuable upon exercise of the Forty-Third Series of Stock Acquisition Rights for Shares of Common Stock of Sony and the Forty-Fourth Series of Stock Acquisition Rights for Shares of Common Stock of Sony (together, the “SARs”) granted to corporate executive officers and employees of Sony and directors, officers and employees of subsidiaries of Sony in connection with its Stock Incentive Plan, and (b) 7,300 shares of which are subject to vesting restrictions to be disposed pursuant to the Ninth Series of Restricted Stock Plan of Sony to executives of subsidiaries of Sony in connection with its Stock Incentive Plan.

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

Based on the foregoing, we are of the opinion that the Shares (a) to be issued upon exercise of the SARs and (b) to be disposed pursuant to the Ninth Series of Restricted Stock Plan of Sony have been duly and validly authorized for issuance or disposal, as the case may be, and, (x) when issued upon exercise of the SARs in compliance with the provisions of the terms and conditions of the SARs, and (y) when disposed pursuant to the Ninth Series of Restricted Stock Plan of Sony, will be validly issued or disposed, as the case may be, fully paid and non-assessable.

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof.

We consent to the inclusion of this opinion as part of the Registration Statement and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu

(MI)